Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Aug. 6, 2015

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Higher Second-Quarter Financial Results, Increases Annual Distributable Cash Flow Guidance to $880 Million for 2015

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $177.4 million for second quarter 2015, an increase of $31.1 million, or 21% higher than the $146.3 million generated in second quarter 2014.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $222.8 million for second quarter 2015 compared to $195.8 million for second quarter 2014, representing a 14% increase.
Diluted net income per limited partner unit was 78 cents in second quarter 2015 and 64 cents in second quarter 2014. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, of 82 cents for second quarter 2015 was higher than the 75-cent guidance provided by management in May 2015 primarily due to higher shipments on the BridgeTex pipeline and higher-than-expected commodity prices during the quarter.
“Magellan continues to generate strong financial results in the midst of the current challenges facing the energy industry. We achieved second-quarter results that were substantially higher than the year-ago period, providing us confidence to increase our annual distributable cash flow guidance again for 2015,” said Michael Mears, chief executive officer. “We are now recognizing the benefit from recently-completed expansion projects that are expected to produce attractive returns, and Magellan remains focused on operating our business in a safe and financially sound manner while continuing to develop additional opportunities to grow our company.”
An analysis by segment comparing second quarter 2015 to second quarter 2014 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $148.2 million, a decrease of $14.5 million primarily related to the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions. Transportation and terminals revenue increased $1.2 million between periods due to increased throughput for the partnership’s independent terminals, resulting from its recently-acquired Atlanta terminal and increased demand at its other locations, and new leased storage contracts along the partnership’s pipeline system, partially offset by a 1% decrease in refined products transportation revenue due to slightly lower average rates as a result of more short-haul shipments, which move at a lower rate. Overall refined pipeline volumes were relatively flat as higher gasoline demand across the partnership’s system was offset by lower shipments of distillates due to reduced demand from drilling activities and wet agricultural conditions in areas served by the partnership’s assets in the current period.
Operating expenses increased $3.2 million due to higher asset integrity spending, additional environmental accruals resulting from a product release in the current period and additional property taxes that were mainly offset by more favorable product overages (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) declined $12.5 million between periods primarily due to a $14.5 million unfavorable variance associated with the timing of MTM adjustments for NYMEX positions used to economically hedge the partnership’s commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s actual cash product margin, which reflects only transactions that settled during the quarter, increased between periods primarily due to more sales volume from the partnership’s butane blending activities.
Crude oil. Crude oil operating margin was $106.9 million, an increase of $33.4 million. Transportation and terminals revenue increased $16.2 million primarily due to contributions from the 40-mile Houston crude oil pipeline that Magellan acquired in Nov. 2014, new leased storage contracts and the one-time benefit from a customer buying out of its remaining storage agreement in 2015. Earnings of non-controlled entities increased $23.0 million due to the late 2014 start-up of the BridgeTex pipeline, which is owned 50% by Magellan and averaged 260,000 barrels per day (bpd) during second quarter 2015. Operating expenses increased $4.1 million between periods due to higher power costs associated with increased pipeline volumes and less favorable product overages (which reduce operating expenses) as a result of lower commodity prices in the current year.
Marine storage. Marine storage operating margin was $30.2 million, an increase of $2.8 million. Revenue increased $3.0 million primarily due to improved utilization and higher average storage rates at the partnership’s marine terminals. Slightly lower operating expenses from timing of asset integrity work were mainly offset by reduced product margin.
Other items. Depreciation and amortization declined between periods primarily due to accelerated depreciation in the 2014 period for an asset that the partnership subsequently sold. G&A expenses were also favorable due to the partnership’s decreasing unit price during the current period that impacts deferred board of director fees, partially offset by additional personnel costs from increased headcount. Other income increased $6.5 million related to a non-cash MTM pricing adjustment for hedged crude oil tank bottom inventory owned by the partnership.
Net interest expense increased due to less interest capitalized for construction projects in the current period and additional borrowings to finance expansion capital spending. As of June 30, 2015, the partnership had $3.3 billion of debt outstanding, including $145.0 million outstanding under its commercial paper program, and $29.0 million of cash on hand.

Expansion capital projects
Magellan continues to make significant progress on its current expansion projects and to pursue additional growth opportunities.
Magellan is construction manager and 40% owner of Saddlehorn Pipeline Company, LLC, which is constructing a 600-mile pipeline system to deliver various grades of crude oil from the DJ Basin, and potentially the broader Rocky

Mountain production area, to Cushing, Oklahoma. For the 550-mile pipeline segment from Platteville, Colorado to Cushing, permitting work is in the final stages and nearly all rights-of-way have been obtained. Construction has begun at the Platteville origin, and pipe production continues with installation expected to commence in October. The Saddlehorn pipeline from Platteville to Cushing is expected to be operational in mid-2016.
As recently announced, the Saddlehorn pipeline will also include a new origin at Carr, Colorado. This new origin will provide increased access for DJ Basin-produced crude oil and will provide interconnections to existing pipeline systems that serve multiple additional crude oil producing basins. The extension to Carr is expected to be in service by the end of 2016.
Construction continues for Magellan’s 50,000-bpd condensate splitter in Corpus Christi, Texas, which is expected to be operational during the second half of 2016. Further, the partnership has obtained virtually all rights-of-way and is in the final stages of permitting work for its Little Rock pipeline project, with construction expected to commence in the near future. The Little Rock pipeline is expected to be operational in mid-2016.
Magellan is also advancing its strategy to grow its refined products and crude oil marine capabilities along the Gulf Coast. The first step to execute this strategy was the recently-announced 50/50 joint venture, Seabrook Logistics, LLC, formed to construct 700,000 barrels of new crude oil storage and related pipeline infrastructure with deepwater access in the Houston Gulf Coast area. The Seabrook Logistics assets are expected to be operational in the first quarter of 2017. Magellan is further working with its co-owner, LBC Terminals, to develop additional dock and storage opportunities within this joint venture.
Magellan has also executed a purchase agreement for approximately 100 acres of Ship Channel property in Corpus Christi for future development.
Based on the progress of expansion projects already underway, the partnership is increasing its expansion capital spending by $200 million to approximately $1.4 billion, with $850 million of that spending in 2015 and $550 million in 2016. The higher estimates include Magellan’s contributions for its 40% interest in the Carr extension for the Saddlehorn pipeline, its 50% interest in the Seabrook Logistics joint venture, additional terminal connectivity for its Little Rock pipeline, the Corpus Christi land purchase and a number of smaller projects.
Magellan continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development as well as additional acquisition opportunities, both of which have been excluded from the partnership’s spending estimates. For instance, the partnership has initiated engineering, design and permitting to add a new ship dock and additional storage at its Galena Park, Texas terminal as well as enhancing connections between Galena Park and its Houston crude oil distribution system. Magellan is also assessing customer interest for additional storage and dock capabilities at the new acreage to be acquired at Corpus Christi, which is capable of accommodating up to four private ship docks and more than five million barrels of storage. Multiple additional projects are in development to increase Magellan’s Gulf Coast marine capabilities.

Financial guidance for 2015
Management is raising its 2015 DCF guidance by $10 million to $880 million, resulting in 1.3 times the amount needed to pay expected cash distributions for 2015. Management also remains committed to its goal of increasing annual cash distributions by 15% for 2015 and at least 10% for 2016.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.15 for 2015, with third-quarter guidance of 68 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management to discuss second-quarter results, outlook for the remainder of 2015 and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (888) 430-8709 and provide code 3768235. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 12. To access the replay, dial (888) 203-1112 and provide code 3768235. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014 and subsequent reports on Forms 8-K and 10-Q. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015
Transportation and terminals revenue	$353,568	$374,016	$671,205	$719,616
Product sales revenue	137,657	109,969	433,720	283,096
Affiliate management fee revenue	5,221	3,558	10,127	6,921
Total revenue	496,446	487,543	1,115,052	1,009,633
Costs and expenses:
Operating	124,874	131,433	198,371	229,928
Cost of product sales	109,103	94,507	307,143	230,686
Depreciation and amortization	46,897	40,440	84,408	82,137
General and administrative	39,309	37,942	74,244	73,440
Total costs and expenses	320,183	304,322	664,166	616,191
Earnings of non-controlled entities	1,955	24,542	2,421	34,132
Operating profit	178,218	207,763	453,307	427,574
Interest expense	37,265	39,756	73,681	76,363
Interest income	(406)	(334)	(797)	(683)
Interest capitalized	(6,843)	(2,946)	(12,153)	(5,053)
Debt placement fee amortization expense	602	640	1,201	1,227
Other income	—	(6,539)	—	(6,260)
Income before provision for income taxes	147,600	177,186	391,375	361,980
Provision for income taxes	1,340	(205)	2,561	953
Net income	$146,260	$177,391	$388,814	$361,027

Basic and diluted net income per limited partner unit	$0.64	$0.78	$1.71	$1.59

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	227,288	227,631	227,215	227,578

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015
Refined products:
Transportation revenue per barrel shipped	$1.409	$1.398	$1.384	$1.384
Volume shipped (million barrels):
Gasoline	63.7	67.2	123.5	129.4
Distillates	40.5	36.3	78.0	73.2
Aviation fuel	6.1	5.3	11.1	10.5
Liquefied petroleum gases	3.7	4.8	5.2	5.8
Total volume shipped	114.0	113.6	217.8	218.9

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.243	$1.052	$1.182	$1.081
Volume shipped (million barrels)	46.9	53.8	88.7	103.8
Crude oil terminal average utilization (million barrels per month)	12.3	12.8	12.2	12.7
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels) (1)	—	23.7	—	38.7

Marine storage:
Marine terminal average utilization (million barrels per month)	22.7	24.3	22.7	23.9

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2015	2014	2015
Refined products:
Transportation and terminals revenue	$232,489	$233,711	$442,725	$450,488
Less: Operating expenses	97,302	100,475	148,459	170,781
Losses of non-controlled entities	—	(43)	—	(98)
Transportation and terminals margin	135,187	133,193	294,266	279,609

Product sales revenue	136,334	109,323	430,044	281,962
Less: Cost of product sales	108,817	94,326	306,573	229,960
Product margin	27,517	14,997	123,471	52,002
Operating margin	$162,704	$148,190	$417,737	$331,611

Crude oil:
Transportation and terminals revenue	$79,556	$95,756	$147,459	$182,316
Affiliate management fee revenue	4,902	3,211	9,497	6,238
Earnings of non-controlled entities	888	23,905	708	32,829
Less: Operating expenses	11,867	16,014	20,925	29,875
Transportation and terminals margin	73,479	106,858	136,739	191,508
Operating margin	$73,479	$106,858	$136,739	$191,508

Marine storage:
Transportation and terminals revenue	$41,523	$44,549	$81,021	$86,812
Affiliate management fee revenue	319	347	630	683
Earnings of non-controlled entities	1,067	680	1,713	1,401
Less: Operating expenses	16,544	15,881	30,630	31,216
Transportation and terminals margin	26,365	29,695	52,734	57,680

Product sales revenue	1,323	646	3,676	1,134
Less: Cost of product sales	286	181	570	726
Product margin	1,037	465	3,106	408
Operating margin	$27,402	$30,160	$55,840	$58,088

Segment operating margin	$263,585	$285,208	$610,316	$581,207
Add: Allocated corporate depreciation costs	839	937	1,643	1,944
Total operating margin	264,424	286,145	611,959	583,151
Less:
Depreciation and amortization expense	46,897	40,440	84,408	82,137
General and administrative expense	39,309	37,942	74,244	73,440
Total operating profit	$178,218	$207,763	$453,307	$427,574

Note: Amounts may not sum to figures shown on the consolidated statement of income due to inter-segment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS AND LOWER-OF- COST-OR-MARKET INVENTORY ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2015
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$177,391	$0.78
Unrealized derivative losses associated with future physical product sales	9,556	0.04
Lower-of-cost-or-market adjustments associated with future physical product transactions	145	—
Excluding commodity-related adjustments*	$187,092	$0.82

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	227,631

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2015
	2014	2015	2014	2015	Guidance

Net income	$146,260	$177,391	$388,814	$361,027	$715,000
Interest expense, net, and provision for income taxes	31,356	36,271	63,292	71,580	150,000
Depreciation and amortization (1)	47,499	41,080	85,609	83,364	170,000
Equity-based incentive compensation (2)	7,665	5,788	(2,060)	(7,245)	6,000
Asset retirements	2,105	2,087	3,310	2,084	5,000
Commodity-related adjustments:
Derivative losses recognized in the period associated with future product transactions (3)	13,597	9,556	14,371	5,590
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	(1,931)	26,682	(8,086)	91,585
Lower-of-cost-or-market adjustments (5)	—	(10,102)	—	(39,164)
Total commodity-related adjustments	11,666	26,136	6,285	58,011	64,000
Cash distributions of non-controlled entities in excess of earnings	1,438	(7,140)	1,834	(2,274)	5,000
Adjusted EBITDA	247,989	281,613	547,084	566,547	1,115,000
Interest expense, net, and provision for income taxes	(31,356)	(36,271)	(63,292)	(71,580)	(150,000)
Maintenance capital (6)	(20,787)	(22,513)	(34,764)	(39,014)	(85,000)
Distributable cash flow	$195,846	$222,829	$449,028	$455,953	$880,000

Distributable cash flow per limited partner unit receiving distributions related to this period	$0.86	$0.98	$1.98	$2.00	$3.87

Weighted average number of limited partner units receiving distributions related to this period	227,068	227,427	227,068	227,427	227,427

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow ("DCF") purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2014 and 2015 was $12.7 million and $10.6 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2014 and 2015 of $14.8 million and $17.8 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce DCF.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives it uses to hedge its crude oil tank bottoms and linefill assets as fair value hedges and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings.  The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold.  In the period in which these hedged products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), the partnership includes in its DCF calculations the full amount of the gain or loss realized on the economic hedges in the period that the underlying product sales occur.

(5) The partnership adds the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments it recognizes in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when the partnership physically sells or purchases the related products, it deducts the LCM adjustments previously recognized to determine DCF.

(6) Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.